UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No.                      )

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Community Valley Bancorp
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Community Valley Bancorp

1360 East Lassen Avenue

Chico, California 95973

Notice of Annual Meeting of Shareholders

June 19, 2008

To the Shareholders of

Community Valley Bancorp:

NOTICE IS HEREBY GIVEN that, pursuant to the call of its board of directors, the Annual Meeting of Shareholders of Community Valley Bancorp will be held at the Butte Community Bank branch located at 2041 Forest Avenue, Chico, California on Thursday, June 19, 2008 at 6:00 p.m., for the purpose of considering and voting upon the following matters:

1.                                      Election of Directors.  To elect thirteen (13) persons to the board of directors to serve until the 2009 annual meeting of shareholders and until their successors are elected and have been qualified.  The persons nominated by management to serve as directors are:

M. Robert Ching, M.D.	Luther W. McLaughlin
John F. Coger	Robert L. Morgan, M.D.
Eugene B. Even	James S. Rickards
John D. Lanam	Keith C. Robbins
Donald W. Leforce	Gary B. Strauss, M.D.
Charles J. Mathews	Hubert I. Townshend
Ellis L. Matthews

2.                                      Transaction of Other Business.  To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on April 29, 2008 as the record date for determination of shareholders entitled to notice of, and to vote at, the meeting.

Section 3.3 of Article II of the Bylaws sets forth the nomination procedure for nominations of directors.  Section 3.3 provides:

Nominations for election of members of the board may be made by the board or by any holder of any outstanding class of capital stock of the corporation entitled to vote for the election of directors.  Notice of intention to make any nominations (other than for persons named in the notice of the meeting called for the election of directors) shall be made in writing and shall be delivered or mailed to the president of the corporation by the later of: (i) the close of business twenty-one (21) days prior to any meeting of shareholders called for the election of directors; or (ii) ten (10) days after the date of mailing of notice of the meeting to shareholders.  Such notification shall contain the following information to the  extent known to the notifying shareholder: (a) the name and address of each  proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of capital stock of the corporation owned by each proposed nominee; (d) the name and residence address of the notifying shareholder; (e) the number of shares of capital stock of the corporation owned by the notifying shareholder; (f) the number of shares of capital stock of any bank, bank holding company, savings and loan association or other depository institution owned beneficially by the nominee or by the notifying shareholder and the identities and locations of any such institutions; and (g) whether the proposed nominee has ever been convicted of or pleaded nolo contendere to any criminal offense involving dishonesty or breach of trust, filed a petition in bankruptcy or been adjudged bankrupt.  The notification shall be signed by the nominating shareholder and by each nominee, and shall be accompanied by a written consent to be named as a nominee for election as a director from each proposed nominee.  Nominations not made in accordance with these procedures shall be disregarded by the chairperson of the meeting, and upon his or her instructions, the inspectors of election shall disregard all votes cast for each such nominee.  The foregoing requirements do not apply to the nomination of a person to replace a proposed nominee who has become unable to serve as a director between the last day for giving notice in accordance with this paragraph and the date of election of directors if the procedure called for in this paragraph was followed with respect to the nomination of the proposed nominee.

By Order of the Board of Directors

May 15, 2008	James S. Rickards, Secretary

We urge you to vote in favor of management’s proposal by signing and returning the enclosed proxy as promptly as possible, whether or not you plan to attend the meeting in person.  The enclosed proxy is solicited by Community Valley Bancorp’s board of directors.  Any shareholder giving a proxy may revoke it prior to the time it is voted by filing with the secretary of Community Valley Bancorp a duly executed proxy bearing a later date or an instrument revoking the proxy, or by attending the meeting and voting in person.  Please indicate on the proxy whether or not you expect to attend the meeting so that we can arrange for adequate accommodations.

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Community Valley Bancorp

Proxy Statement

Annual Meeting of Shareholders

June 19, 2008

Introduction

This proxy statement is furnished in connection with the solicitation of proxies for use at the 2008 Annual Meeting of Shareholders of Community Valley Bancorp to be held at the Butte Community Bank branch located at 2041 Forest Avenue, Chico, California on Thursday, June 19, 2008 at 6:00 p.m., and at any and all adjournments thereof.

It is anticipated that this proxy statement and the accompanying notice and form of proxy will be mailed on or about May 15, 2008 to shareholders eligible to receive notice of, and to vote at, the meeting.

Revocability of Proxies

A form of proxy for voting your shares at the meeting is enclosed.  Any shareholder who executes and delivers such proxy has the right to and may revoke it at any time before it is exercised by filing with the secretary of Community Valley Bancorp an instrument revoking it or a duly executed proxy bearing a later date.  In addition, the powers of the proxyholders will be suspended if the person executing the proxy is present at the meeting and elects to vote in person by advising the chairman of the meeting of his or her election to vote in person, and voting in person at the meeting.  Subject to such revocation or suspension, all shares represented by a properly executed proxy received in time for the meeting will be voted by the proxyholders in accordance with the instructions specified on the proxy.  Unless otherwise directed in the accompanying proxy, the shares represented by your executed proxy will be voted “FOR” the nominees for election of directors named herein.  If any other business is properly presented at the meeting, the proxy will be voted in accordance with the recommendations of Community Valley Bancorp management.

Persons Making the Solicitation

This solicitation of proxies is being made by the Board of Directors of Community Valley Bancorp.  The expense of preparing, assembling, printing and mailing this proxy statement and the materials used in the solicitation of proxies for the meeting will be borne by Community Valley Bancorp.  It is contemplated that proxies will be solicited principally through the use of the mail, but directors, officers and employees of Community Valley Bancorp may solicit proxies personally or by telephone, without receiving special compensation.

Voting Securities

There were issued and outstanding 6,663,836 shares of Community Valley Bancorp’s common stock on April 29, 2008, which has been fixed as the record date for the purpose of determining shareholders entitled to notice of, and to vote at, the meeting.  On any matter submitted to the vote of the shareholders, each holder of Community Valley Bancorp’s common stock will be entitled to one vote, in person or by proxy for each share of common stock he or she held of record on the books of Community Valley Bancorp as of the record date.  In connection with the election of directors, shares may be voted cumulatively if a shareholder present at the meeting gives notice at the meeting, prior to the voting for election of directors, of his or her intention to vote cumulatively.  If any shareholder of Community Valley Bancorp gives such notice, then all shareholders eligible to vote will be entitled to cumulate their shares in voting for election of directors.  Cumulative voting allows a shareholder to cast a number of votes equal to the number of shares held in his or her name as of the record date, multiplied by the number of directors to be elected.  These votes may be cast for any one nominee, or may be distributed among as many nominees as the shareholder sees fit.  If cumulative voting is declared at the meeting, votes represented by proxies delivered pursuant to this proxy statement may be cumulated in the discretion of the proxyholders, in accordance with management’s recommendation.  The effect of broker nonvotes is that such votes are not counted as being voted; however such votes are counted for purposes of determining a quorum.  The effect of a vote of abstention on any matter is that such vote is not counted as a vote for or against the matter, but is counted as an abstention.

Shareholdings of Certain

Beneficial Owners and Management

Management of Community Valley Bancorp knows of no person who owns, beneficially or of record, either individually or together with associates, five percent (5%) or more of the outstanding shares of Community Valley Bancorp’s common stock, except as set forth in the table below.  The following table sets forth, as of April 29, 2008, the number and percentage of shares of Community Valley Bancorp’s outstanding common stock beneficially owned, directly or indirectly, by each of Community Valley Bancorp’s directors, named executive officers and principal shareholders and by the directors and executive officers of Community Valley Bancorp as a group.  The shares “beneficially owned” are determined under Securities and Exchange Commission Rules, and do not necessarily indicate ownership for any other purpose.  In general, beneficial ownership includes shares over which the director, named executive officer or principal shareholder has sole or shared voting or investment power and shares which such person has the right to acquire within 60 days of April 29, 2008.  Unless otherwise indicated, the persons listed below have sole voting and investment powers of the shares beneficially owned.  Management is not aware of any arrangements which may, at a subsequent date, result in a change of control of Community Valley Bancorp.

Amount and Nature of
Beneficial Owner	Beneficial Ownership		Percent of Class(1)

Directors and Named Officers:
M. Robert Ching, M.D.	123,082	(2)	1.8%
John F. Coger	123,367	(3)	1.9%
Eugene B. Even	76,341		1.1%
John D. Lanam	148,362	(4)	2.2%
Donald W. Leforce	195,188	(5)	2.9%
Charles J. Mathews	7,994	(6)	*
Ellis L. Matthews	76,432		1.1%
Luther W. McLaughlin	12,104	(7)	*
Robert L. Morgan, M.D.	227,067	(8)	3.4%
James S. Rickards	159,462	(9)	2.4%
Keith C. Robbins	138,067	(10)	2.1%
Gary B. Strauss, M.D.	267,382	(11)	4.0%
Hubert I. Townshend	196,066	(12)	2.9%

Principal Shareholder:
Community Valley Bancorp ESOP	444,613	(13)	6.7%
Schmelke Family Trust	400,354	(14)	6.0%

All Directors and Officers as a Group (13 in all)	1,750,914	(15)	25.7%

*                                         Less than one percent.

(1)                                  Includes shares subject to options held by each director and the directors and officers as a group that are exercisable within 60 days of April 29, 2008.  These are treated as issued and outstanding for the purpose of computing the percentage of each director and the directors and officers as a group but not for the purpose of computing the percentage of class of any other person.

(2)                                  Dr. Ching has shared voting and investment powers as to 51,726 of these shares and has 26,666 shares acquirable by exercise of stock options.

(3)                                  Mr. Coger has shared voting and investment powers as to 105,612 of these shares and has 216 shares acquirable by exercise of stock options.

(4)                                  Mr. Lanam has shared voting and investment powers as to 115,271 shares and has 16,666 shares acquirable by exercise of stock options.

(5)                                  Mr. Leforce has shared voting and investment powers as to 161,928 shares and has 26,666 shares acquirable by exercise of stock options.

(6)                                  Mr. C. Mathews has shared voting and investment powers as to 3,730 shares and has 4,264 shares acquirable by exercise of stock options.

(7)                                  Mr. McLaughlin has shared voting and investment powers as to 12,100 of these shares and has 4 shares acquirable by exercise of stock options.

(8)                                  Dr. Morgan has shared voting and investment powers as to 227,067 shares.

(9)                                  Mr. Rickards has shared voting and investment powers as to 142,984 shares and has 16,478 shares acquirable by exercise of stock options.

(10)                            Mr. Robbins has shared voting and investment powers as to 55,258 shares and has 26,666 shares acquirable by exercise of stock options.

(11)                            Dr. Strauss has shared voting and investment powers as to 182,854 shares and has 25,606 shares acquirable by exercise of stock options.

(12)                            Mr. Townshend has shared voting and investment powers as to 196,066 shares.

(13)                            Community Valley Bancorp ESOP’s address is c/o Community Valley Bancorp, 1360 East Lassen Avenue, Chico, California 95973.

(14)                            The Schmelke Family Trust’s address is c/o Community Valley Bancorp, 1360 East Lassen Avenue, Chico, California 95973.

(15)                            Includes 143,232 shares acquirable by exercise of stock options.

Section 16(a) Beneficial Ownership Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Community Valley Bancorp’s directors and certain executive officers and persons who own more than ten percent of a registered class of Community Valley Bancorp’s equity securities (collectively, the “Reporting Persons”), to file reports of ownership and changes in ownership with the Securities and Exchange Commission.  The Reporting Persons are required by Securities and Exchange Commission regulation to furnish Community Valley Bancorp with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, or written representations from the Reporting Persons that no Forms 4 or 5 were required for those persons, Community Valley Bancorp believes that, during 2007 the Reporting Persons complied with all filing requirements applicable to them.

The Board of Directors and Committees

Community Valley Bancorp’s board of directors met 12 times in 2007.  None of Community Valley Bancorp’s directors attended less than 75 percent of all board of directors’ meetings and committee meetings of which they were a member.  Community Valley Bancorp has a standing Audit Committee and a standing Compensation/Nominating Committee.

Corporate Governance Principles and Board Matters

Community Valley Bancorp is committed to having sound corporate governance principles which are important to the way Community Valley Bancorp manages its business and to maintaining Community Valley Bancorp’s integrity in the marketplace.  Highlights of Community Valley Bancorp’s corporate governance practices are described below.  Additional information including Community Valley Bancorp’s Audit Committee Charter, Compensation/Nominating Committee Charter and Code of Corporate Conduct is available at its website at https://www.communityvalleybancorp.com

Board and Audit Committee Independence

The Board has determined that a majority of the directors standing for reelection are “independent” within the meaning of the director independence standards set by the Nasdaq Stock Market, Inc. (“NASDAQ”) and the Securities and Exchange Commission (“SEC”), as currently in effect and as they may be changed from time to time.  Furthermore, the Board has determined that each of the current members of the Audit Committee is “independent” within such director independence standards and that each member of the Audit Committee satisfies the financial literacy requirements set forth under Rule 4350(d)(2) of the NASDAQ Rules.

Consideration of Director Nominees

Shareholder Nominees

Although the Board has no formal policy with regard to shareholder nominees, Community Valley Bancorp’s Compensation/Nominating Committee will consider all shareholder nominees to the Board based on their merits as discussed below.  Any shareholder nominations proposed for consideration by the Compensation/Nominating Committee should include the nominee’s name and qualifications for Board membership and should be addressed to:

Corporate Secretary

Community Valley Bancorp

1360 East Lassen Avenue

Chico, California 95973

In addition, the bylaws of Community Valley Bancorp permit shareholders to nominate directors for consideration at an annual shareholder meeting.  For a description of the process for nominating directors in accordance with the bylaws, please see the notice to this proxy statement.

Selection and Evaluation of Director Candidates

The Compensation/Nominating Committee is responsible for identifying candidates for membership on the Board and makes determinations as to whether to recommend such candidates nomination to the Board based on their character, judgment, and business experience, as well as their ability to add to the Board’s existing strengths.  This assessment typically includes issues of expertise in industries important to Community Valley Bancorp, functional expertise in areas such as marketing, human resources, operations, finance and information technology and an assessment of an individual’s abilities to work constructively with the existing Board and management, all in the context of an assessment of the perceived needs of the Board at that point in time.  The Compensation/Nominating Committee does not have any written specific minimum qualifications or skills that they believe must be met by either their candidates or a shareholder-recommended candidate in order to serve on the Board.  The Compensation/Nominating Committee identifies nominees by first evaluating the current members of the Board of Directors qualified and willing to continue in service.  Current members of the Board with skills and experience that are relevant to Community Valley Bancorp’s business and who are willing to continue in service are considered for renomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective.  If any member of the Board does not to wish to continue in service or if the Compensation/Nominating Committee or the Board decided not to nominate a member for reelection, the Compensation/Nominating Committee identifies the desired skills and experience of a new nominee in light of the following criteria.  When identifying and evaluating new directors, the Compensation/Nominating Committee considers the diversity and mix of the existing board of directors, including, but not limited to, such factors as: the age of the current directors, their geographic location (being a community bank, there is a strong preference for local directors), minority and female representation on the Board of Directors, employment experience, community representation, public interest considerations and the implementation of Community Valley Bancorp’s strategic plan.  Among other things, when examining a specific candidate’s qualifications, the Compensation/Nominating Committee consider: the ability to represent the best interest of Community Valley Bancorp, existing relationships with Community Valley Bancorp, interest in the affairs of Community Valley Bancorp and its purpose, the ability to fulfill director responsibilities, leadership skill, reputation within Community Valley Bancorp’s community, community service, integrity, business judgment, ability to develop business for Community Valley Bancorp and the ability to work as a member of a team.  All nominees to be considered at the Meeting were recommended by the Compensation/Nominating Committee in executive session.

Communications with the Board and Annual Meeting Attendance

Individuals who wish to communicate with Community Valley Bancorp’s Board may do so by sending a written letter to Community Valley Bancorp’s Board at Community Valley Bancorp, 1360 East Lassen Avenue, Chico, California 95973.  Any communications intended for nonmanagement directors should be sent to the aforementioned address to the attention of the Chairperson of the Audit Committee.  Community Valley Bancorp does not have a policy regarding Board member attendance at annual meetings of shareholders.  All of the directors of Community Valley Bancorp attended Community Valley Bancorp’s 2007 annual meeting of shareholders, except for Mssrs. Even and Lanam, and Drs. Morgan and Strauss.

Code of Corporate Conduct and Code of Ethics

Community Valley Bancorp has adopted a Code of Corporate Conduct that is applicable to the officers, directors and employees of Community Valley Bancorp.  Community Valley Bancorp’s principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions also adhere to a Code of Ethics for Senior Financial Officers.  The Code of Corporate Conduct and the Code of Ethics for Senior Financial Officers are available on Community Valley Bancorp’s Web site at https://www.communityvalleybancorp.com.

Financial Expert

The Board has determined that Luther McLaughlin meets all of the attributes of an “audit committee financial expert” and “independence” as those meanings are defined by the applicable rules and regulations of the SEC and NASDAQ.

Board Committees

Audit Committee

The Audit Committee met 11 times during the year ended December 31, 2007.  During 2007, the Audit Committee of Community Valley Bancorp consisted of Directors Lanam (chairman), Even, E. Matthews, C. Mathews, Morgan and McLaughlin.  Director Luther McLaughlin is deemed by the Board of Community Valley Bancorp to be an “audit committee financial expert.”  Director McLaughlin has an understanding of generally accepted auditing principles (“GAAP”) and has the ability and experience to prepare, audit, evaluate and analyze financial statements which present the breadth and level of complexity of issues that Community Valley Bancorp reasonably expects to be raised by Community Valley Bancorp’s financial statements.  Director McLaughlin is a retired Certified Public Accountant.

The Audit Committee oversees Community Valley Bancorp’s corporate accounting and reporting practices and the quality and integrity of Community Valley Bancorp’s financial statements and reports, selects, hires, oversees and terminates Community Valley Bancorp’s independent auditors, monitors Community Valley Bancorp’s independent auditors’ qualifications, independence and performance, monitors Community Valley Bancorp’s and its affiliates’ compliance with legal and regulatory requirements, and oversees all internal auditing functions and controls.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

The Audit Committee’s policy is to preapprove all audit and nonaudit services provided by the independent auditors.  These services may include audit services, audit-related services, tax services and other services.  Preapproval is generally provided for up to one year and any preapproval is detailed as to particular service or category of services and is generally subject to a specific budget. The Audit Committee has delegated preapproval authority to its Chairman when expedition of services is necessary.  The independent auditors and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent auditors in accordance with this preapproval, and the fees for the services performed to date.  The tax fees and other fees paid in 2008 and 2007 were approved per the Audit Committee’s preapproval policies.

The Audit Committee meets annually to discuss and review the overall audit plan.  A copy of the Audit Committee Charter is available on Community Valley Bancorp’s Web site at https://www.communityvalleybancorp.com.

Audit Committee Report

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Community Valley Bancorp specifically incorporates this information by reference, and this report of the Audit Committee shall not otherwise be deemed filed under the Acts.

The Audit Committee has reviewed Community Valley Bancorp’s audited financial statements and discussed such statements with management.  The Audit Committee has discussed with Perry-Smith, LLP, Community Valley Bancorp’s independent auditors during the year 2007, the matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit and Finance Committees, as amended).

The Audit Committee received written disclosures and a letter from Perry-Smith. LLP, required by Independence Standards Board Standard No. 1 and has discussed with them their independence from management.  The Audit Committee has also considered whether the independent auditors’ provision of other nonaudit services is compatible with the auditors’ independence.

Based on the review and discussions noted above, the Audit Committee recommended to the Board that Community Valley Bancorp’s audited financial statements be included in Community Valley Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission.

The Audit Committee has also confirmed that there have been no new circumstances or developments since their respective appointments to the Audit Committee that would impair any member’s ability to act independently.

The Audit Committee

John D. Lanam, Chairman	Eugene B. Even
Charles J. Mathews	Ellis L. Matthews
Luther W. McLaughlin	Robert L. Morgan, M.D.

Compensation/Nominating Committee

Community Valley Bancorp has a Compensation/Nominating Committee that met four times in 2007.  The Compensation/Nominating Committee consists of Mr. Rickards, Chairman and Messrs. Lanam, C. Mathews, McLaughlin, Townshend and Dr. Ching, all of whom are independent as defined by applicable NASDAQ and SEC rules.  The Compensation/Nominating Committee evaluates, reviews and nominates candidates to the board of directors, reviews human resource policies, establishes the compensation for the Chief Executive Officer and other executive officers, reviews salary recommendations, grants stock options and approves other personnel matters, which are in excess of management’s authority.

Proposal 1:

Election of Directors

Nominees

Community Valley Bancorp’s Bylaws provide that the number of directors of Community Valley Bancorp shall not be less than seven (7) nor more than thirteen (13) until changed by an amendment of the articles of incorporation or the bylaws adopted by the vote or written consent of holders of a majority of the outstanding shares entitled to vote, provided that a proposal to reduce the authorized number or the minimum number of directors below five cannot be adopted.  The exact number of directors shall be fixed from time to time, within the range: (i) by a resolution duly adopted by the board of directors; (ii) by the vote of a majority of the shares entitled to vote represented at a duly held meeting at which a quorum is present, or by the written consent of the holders of a majority of the outstanding shares entitled to vote; or (iii) by approval of the shareholders.  The exact number of directors has been set at thirteen (13).

The persons named below, all of whom are currently members of the board of directors, have been nominated for election as directors to serve until the 2009 annual meeting of shareholders and until their successors are elected and have qualified.  Votes of the proxyholders will be cast in such a manner as to effect the election of all thirteen (13) nominees, as appropriate, (or as many thereof as possible under the rules of cumulative voting).  The thirteen (13) nominees for directors receiving the most votes will be elected directors.  In the event that any of the nominees should be unable to serve as a director, it is intended that the proxy will be voted for the election of such substitute nominee, if any, as shall be designated by the board of directors.  The board of directors has no reason to believe that any of the nominees named below will be unable to serve if elected.

The following table sets forth, as of February 15, 2008, the names of, and certain information concerning, the persons nominated by the board of directors for election as directors of Community Valley Bancorp.

Name and Title Other than Director	Age	Year First Appointed Director	Principal Occupation During the Past Five Years

M. Robert Ching, M.D.	62	2002	Orthopedic surgeon.

John F. Coger Executive Vice President/ CFO/COO	58	2004	Executive Vice President, Chief Financial Officer and Chief Operating Officer of Community Valley Bancorp. President, Chief Financial Officer and Chief Operating Officer of Butte Community Bank.

Eugene B. Even	80	2002	Retired.

John D. Lanam	73	2002	Retired. Former attorney and senior partner of McKernan, Lanam, Bakke, Benson & Bodney, a law firm.

Donald W. Leforce Chairman of the Board	60	2002	Retired. Past President of Compass Equipment, Inc., a mining and heavy construction equipment sales corporation.

Charles J. Mathews	69	2003	Owner of Mathews Farms and Partner in Mathews Rice Dryer.

Ellis L. Matthews	73	2002	Retired.

Luther W. McLaughlin	63	2005	Retired Certified Public Accountant. Former owner and Past President of Matson and Isom, a public accountancy corporation.

Robert L. Morgan, M.D.	79	2002	Retired.

James S. Rickards Secretary	57	2002	Real estate broker associated with Century 21 Select.

Keith C. Robbins President/CEO	66	2002	President and Chief Executive Officer of Community Valley Bancorp. Chief Executive Officer of Butte Community Bank.

Gary B. Strauss, M.D. Vice Chairman	77	2002	Retired.

Hubert I. Townshend	71	2002	Retired. Formerly involved in general engineering, contracting and equipment rental.

The nominees named above have served as the initial members of Community Valley Bancorp’s board of directors since their appointment in 2002 except for Messrs. Coger, C. Mathews and McLaughlin.  All nominees will continue to serve if elected at the meeting until the 2009 annual meeting of shareholders and until their successors are elected and have qualified.

None of the directors were selected pursuant to any arrangement or understanding other than with the directors and executive officers(1) of Community Valley Bancorp acting within their capacities as such.  There are no family relationships between any of the directors of Community Valley Bancorp.  No director of Community Valley Bancorp serves as a director of any company which has a class of securities registered under, or which is subject to the periodic reporting requirements of, the Securities Exchange Act of 1934, or of any company registered as an investment company under the Investment Company Act of 1940.

Executive Officers

The following table sets forth information, as of February 15, 2008, concerning executive officers of Community Valley Bancorp:

Name	Age	Position and Principal Occupation For the Past Five Years

Keith C. Robbins	66	President and Chief Executive Officer of Community Valley Bancorp. Chief Executive Officer of Butte Community Bank.

John F. Coger	57	Executive Vice President and Chief Financial Officer and Chief Operating Officer of Community Valley Bancorp. President, Chief Financial Officer and Chief Operating Officer of Butte Community Bank.

Elements of Compensation

Executive compensation consists of the following elements:

Base Salary.  The base salary is the fixed portion of cash compensation paid by Community Valley Bancorp to its executive officers. The base salaries of the chief executive officer and chief financial is established by their employment agreements which were negotiated in 1995 between Community Valley Bancorp and the respective executives and recommended to the board of directors by the Committee and approved by the board of directors.  Their employment agreements provide that the board of directors has discretion to adjust their base salaries.  The Compensation/Nominating Committee (the “Committee”) endeavors to establish and maintain the base salary of each of its named executive officers near or below the median of the total compensation paid to similar executives for comparable performance of banking peer groups and allow the executives to earn more compensation based on performance.  As such, the Committee in November 2005, upon consideration of the respective executive’s duties, responsibilities, experience, cost of living increase for the year, and the 2005 CBA Survey and 2005 CDFI Survey increased the base salary of each of Mr. Robbins and Mr. Coger for 2006 by 6%.  The Committee expects to review and adjust the base salaries of its named executive officers annually.

Discretionary Annual Incentive Bonus.  The discretionary annual incentive bonus is the variable portion of the cash compensation paid by Community Valley Bancorp to its named executive officers for performance.  The annual incentive bonuses are designed to drive achievement of Community Valley Bancorp’s annual minimum financial performance standards.  The incentive bonus paid in 2007 is based on performance in 2005 and performance in 2006 and is shown in the Summary Compensation Table under Nonequity Incentive Plan Compensation for 2006.  Similarly, the incentive bonus paid in 2008 is based on performance in 2006 and performance in 2007 and is shown in the Summary Compensation Table under Nonequity Incentive Plan Compensation for 2007.

The incentive plan for Community Valley Bancorp in 2007 was established by the Committee in November 2005, and utilized a formula designed to set Community Valley Bancorp’s aggregate discretionary annual bonus pool.  Community Valley Bancorp’s incentive compensation formula for the incentive bonus paid in 2007 provided for a total incentive bonus pool for the CEO and six other executive officers, if minimum financial performance standards were achieved that was equal to:

10.25% of the adjusted shareholder return for 2006 ($1.585 million) plus 10.25% of the adjusted shareholder return for 2007 ($1.015 million) for a total bonus pool of $532,900.

The adjusted shareholder return is calculated as follows:

•                                          net income for the year ($6.459 million in 2007, $7.151 million in 2006)

•                                          plus the provision for loan losses ($225 thousand in 2007, $775 thousand in 2006)

•                                          less net charge offs ($26 thousand in 2007, and $80 thousand in 2006)

•                                          less 10% of the beginning shareholders’ equity for the year ($51.62 million in 2007 and $46.75 million in 2006

The minimum financial performance standards for 2007 were as follows:

•                                          a ratio of 2007 net income before provision for loan losses and taxes to average assets of at least 1.25%;

•                                          a ratio of loan losses for 2007 to gross loans at the beginning of 2007 that was no more than .8%;

•                                          a ratio of 2007 delinquent loans that was less than 3% of average gross loans for 2007; and

•                                          a ratio of 2007 net income to shareholders’ equity at the beginning of 2007 of at least 10%.

Community Valley Bancorp achieved all of the minimum financial performance standards.

The proportion of the total bonus pool was divided among the named executive officers in the following percentages:

•                                          CEO, Mr. Robbins 40.34%

•                                          CFO, Mr. Coger 30.85%

•                                          Other three executive officers 28.81%

The minimum financial performance standards and allocation percentages for the different executive officers for 2007 were determined by the Committee, and the Committee may establish new minimum financial performance standards for 2008.

The discretionary annual incentive bonuses for Mr. Robbins and Mr. Coger in 2007 were $214,980 and $164,411, respectively for 2007 and are shown in the Summary Compensation Table included in this proxy statement.  As of the date of this proxy statement the discretionary bonus formula, minimum financial performance standards, and allocation percentages for the different executive officers for 2008, has not been determined.

Equity Based Long Term Incentive Program. Community Valley Bancorp has a stock option plan to provide its named executive officers with equity compensation consisting of stock options to try to align their interests with the interests of Community Valley Bancorp’s shareholders.  While Community Valley Bancorp does not have any Company stock ownership requirements, the Committee considers Company stock ownership when granting stock options to Community Valley Bancorp’s named executive officers.  No stock options were granted in 2007 to any named executive officer, and no determination has been made by the Committee to grant any stock options to any named executive officer in 2008.

The Committee will consider discretionary future grants to Community Valley Bancorp’s named executive officers based upon a review of competitive compensation data, its assessment of individual performance, a review of each Executive’s existing long-term incentives and Company stock retention considerations.

Post-Employment Executive Compensation.

Salary Continuation Plans.  Community Valley Bancorp provides Mr. Robbins and Mr. Coger with significant post-employment benefits in the form of salary continuation benefits as an important part of their total executive compensation to reward them for their service and loyalty to Community Valley Bancorp.  The purpose of the salary continuation agreements is to provide special incentive to the experienced executive officer to continue employment with Community Valley Bancorp on a long-term basis.  These agreements provide the executive with salary continuation benefits of up to $175,000 to

Mr. Robbins and $125,000 to Mr. Coger per year for 20 years after their retirement from Community Valley Bancorp at their normal retirement age.  The actual salary continuation payments when paid will be increased 3% per year from the time such payments begin.  The normal retirement age is 65.  Mr. Robbins is fully vested as to the annual benefits of $175,000 per year for 20 years.  Mr. Coger is fully vested as to as to the annual benefits of $125,000 per year for 20 years.

In the event of death of the named executive officer prior to retirement and while in the active service of Community Valley Bancorp, the executive’s beneficiary is paid the amount benefits as if the executive survived to retirement age with payments beginning the month after the executive’s death. In the event of disability wherein the executive does not continue employment with Community Valley Bancorp, the executive is entitled to salary continuation benefits, at their vested amount upon termination of employment.

In the event of a change of control of Community Valley Bancorp and the termination of the executive within 12 months the change in control, the executive becomes fully vested in his or her salary continuation payments and the benefit payments begin after six months after the executive’s termination of employment, except with respect to the second salary continuation agreement for Mr. Robbins which does not address a change in control.

The determination of the annual benefit amounts in the salary continuation agreements for Mr. Robbins and Mr. Coger was determined by the Committee based on their respective duties and responsibilities.  The Committee believes these salary continuation benefits to the named executive officers are similar to the severance benefits offered by its peers and are necessary for the retention of the named executive officers and for the recruitment of new executive officers.

Supplemental Executive Retirement Plans.  Community Valley Bancorp also provides Mr. Robbins and Mr. Coger with post-employment benefits in the form of supplemental executive retirement plans (“SERP’s”) as an important part of their total executive compensation. These benefits are to reward them for their service and loyalty to Community Valley Bancorp.  The purpose of the supplemental executive retirement plans is to provide special incentive to the experienced executive officer to continue employment with Community Valley Bancorp on a long-term basis.  These agreements provide the executive with expected annual retirement benefits of $55,000 average to Mr. Robbins and $40,000 average to Mr. Coger for 20 years after retirement.  Expected retirement benefits will increase based in part on the aggregate annual after tax income with respect to certain insurance policies.  Normal retirement age is age 65 for these benefits.  In the event of a Change of Control, the Normal Benefit shall vest one hundred percent (100%) and Normal Benefit payments shall be made in two hundred forty (240) monthly installments commencing on the first day of the month following the Change in Control date.

The SERP’s also allow Mr. Robbins and Mr. Coger to defer salary and incentive compensation. Deferred balances increase each year based on interest earned.  Interest is accrued on the account balances and compounded annually at a fixed annual rate of six percent (6%).

Change-in-Control Agreements.  The employment agreements with Mr. Robbins and Mr. Coger provide that in the event of a change in control they will continue to receive their then base salary for the remaining term of their respective employment agreements which may be as long as  three years.

Perquisites.  The named executive officers receive certain perquisites provided by or paid for by Community Valley Bancorp. These perquisites include use of a Company car, country club dues, director retreats or conferences.  The perquisites for the named officers are detailed in the footnote to the Summary Compensation Table included in this proxy statement.  Community Valley Bancorp provides these perquisites to their named executive officers because these perquisites are offered by many of its peers, and therefore the Committee believes that providing these perquisites to the named executive officers is necessary for their retention and for the recruitment of new executive officers.

Employment Agreements.

Mr. Robbins has a renewable three year employment contract with Community Valley Bancorp that began April 27, 1995 and currently expires April 27, 2011.  Unless the employment contract is terminated as provided in the contract, the term of the employment contract shall automatically extend on the anniversary date so as to always remain a three year employment contract.  The base salary for Mr. Robbins may be adjusted by the board at its discretion and is $263,257 for 2008.  In the event of termination resulting from death, disability of the executive or for cause, Mr. Robbins will be entitled to three months of the then base salary and 30 days of continued health and life insurance benefits.  In the event of termination without cause, Mr. Robbins shall be entitled to payment by Community Valley Bancorp at the rate of executive’s total compensation for the previous calendar year for the remaining term of his employment agreement.  The employment agreement with Mr. Robbins provides that in the event of a change in control he will continue to receive his then base salary for the remaining term under his respective employment agreements which may be as much as his then base salary for three years.

Mr. Robbins employment contract was amended on September 12, 2006, since Mr. Robbins had reached retirement age 65, to extend his term for up to five additional years in consideration for (i) increasing his salary continuation benefits from $150,000 per year (plus 3% cost of living increases) to up to $175,000 per year for 20 years beginning with the date of his retirement.  The amendment also provides him and his family (family to only include spouse and eligible dependent children as defined by the Butte Community Bank insurance policy) with life, supplemental life, health and dental insurance coverage as presently provided to Mr. Robbins for a period up to 20 years beginning after retirement with vesting of such benefits at the rate of 5 years of such insurance coverage for each year of service past age 65.  The amendment further provides, that in the event, Mr. Robbins cannot be added into Community Valley Bancorp’s group plan, Community Valley Bancorp will provide to Mr. Robbins, the incremental amount of premiums for such health coverage above what Medicare covers, to reach the same level of coverage provided at the time of retirement.  In addition, if there is a change in federal health care coverage to provide for some type of a national health plan, then the benefit for health coverage to Mr. Robbins pursuant to this paragraph would only be the cost of the premiums above that which is provided by the national health plan, to provide him with the same level of health coverage that he has at the time of retirement.  Finally, if Mr. Robbins or his family relocates to another state, the cost of benefits provided by this paragraph would be limited to an amount not to exceed what the cost of such benefits would be for California residents.

Mr. Coger has a renewable three year employment contract with Community Valley Bancorp that began April 27, 1995 and currently expires April 27, 2011.  Unless the employment contract is terminated as provided in the contract, the term of the employment contract shall automatically extend on the anniversary date so as to always remain a three year employment contract.  The base salary for Mr. Coger may be adjusted by the board at its discretion and is $195,000 for 2008.  In the event of termination because of death or disability of the executive, or for cause, the Mr. Coger will be entitled to three months of his then base salary and 30 days of continued health and life insurance benefits.  In the event of termination without cause, Mr. Coger shall be entitled to payment by Community Valley Bancorp at the rate of executive’s total compensation for the previous calendar year for the remaining term of his employment agreement.  The employment agreement with Mr. Coger provides that in the event of a change in control he will receive his then base salary for the remaining term under his respective employment agreements which may as much as his then base salary for three years.

Summary Compensation Table.

Name/Title	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	(1) Changes in Pension Value and Nonqualified Def Comp Earnings	(2)(3)(4)(5) All Other Compensation	Total Compensation
Keith C. Robbins	2007	263,256	0	0	0	214,980	354,124	59,833	892,193
President/CEO	2006	245,118	0	0	0	388,672	1,340,313	55,067	1,979,170
John F. Coger Exec. Vice	2007	170,189	0	0	0	164,411	196,367	49,925	580,892
President/CFO-COO	2006	158,463	0	0	0	259,007	177,443	46,125	641,038

(1)                                  This number represents the change in accrued benefit during 2007 and 2006 that will be paid out upon retirement over a 20 year period.

(2)                                  Includes $10,800 in directors fees.

(3)                                  Includes Community Valley Bancorp’s contribution toward the cost of premium for excess medical, dental and life insurance.

(4)                                  This amounts includes other perks such as golf or country club dues, spouse attendance at director retreats or conferences, and use of bank owned auto maintenance and fuel.

(5)                                  This amount does not include Community Valley Bancorp’s contribution under Community Valley Bancorp’s Employee Stock Ownership Plan

	Outstanding Equity Awards at 2007 Year-End
	Option Awards					Stock Awards
Director Name	(a) # of securities underlying unexercised option (#) exercisable	(b) # of securities underlying unexercised options (#) unexercisable	(c) Equity incentive plan awards: # of securities underlying unexercised unearned options (#)	(d) Option exercise price ($)	(e) Option expiration date	(f) # of shares or units of stock that have not vested (#)	(g) (Market value of shares or units of sock that have not vested (#)	(h) Equity incentive plan awards: # of unearned shares, units or other rights that have not vested (#)	(i) Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested (#)
Keith C. Robbins	26,666	0	0	4.7109	04/30/2010
John F. Coger	216	0	0	4.7109	04/30/2010

	Option Exercises and Stock Vested in 2007
	Option Awards		Stock Awards
Executive Name	(a) # of Shares Acquired on Exercise #	(b) Value Realized on Exercise ($)	(c) # of Shares Acquired on Vesting (#)	(d) Value Realized on Vesting ($)
Keith C. Robbins	19,444	198,835.00
John F. Coger	225	1,899.00

	Pension Benefits for 2007
Executive Name	(a) Plan Name	(b) # of Years Credited Service (#)	(c) Present Value of Accumulated Benefit ($)	(d) Payments During Last Fiscal Year ($ )
Keith C. Robbins	Executive Supplemental Retirement Plan (Deferred Compensation)	9	210,795
	Executive Salary Continuation Plan	17	2,760,101	0
John F. Coger	Executive Supplemental Retirement Plan (Deferred Compensation)	9	117,969
	Executive Salary Continuation Plan	17	559,691	0

Directors’ Non-Qualified Deferred Compensation Plan

Payouts of deferred compensation under Community Valley Bancorp’s Deferred Compensation Plan are available to Directors and certain executives, and will begin upon retirement, termination of employment, disability or death.  However, upon a showing of an unforeseeable financial emergency and approval of the Compensation Committee, a participant may be allowed to access funds earlier.  Benefits can be received either as a lump-sum payment or in annual installments.  Community Valley Bancorp does not formally fund the Deferred Compensation Plan and participants have a contractual commitment by Community Valley Bancorp to pay the amounts due under the Plan.  When such payments are due, the cash is distributed from Community Valley Bancorp’s general assets.  Community Valley Bancorp has purchased Bank-owned life insurance to offset this liability.  Annually, a participant may elect to defer base salary, bonus and/or Director fees.

	Nonqualified Deferred Compensation in 2007
Executive Name	(a) Executive Contributions in Last Fiscal Year ($)	(b) Company Contributions in Last Fiscal Year ($)	(c) Aggregate Earnings in Last Fiscal Year ($)	(d) Aggregate Withdrawals/ Distributions ($)	(e) Aggregate Balance at the End of the Last Fiscal year ($)
Keith C. Robbins	20,000	0	11,919	0	210,795
John F. Coger	10,000	0	6,671	0	117,969

2007 Non-employee Director Compensation

Annual compensation for non-employee Directors was comprised of cash compensation in the form of a monthly base fee and fees paid for committee meetings.  A base fee of $1,200 monthly was paid to all directors attending 75% or more of Board meetings.  The Chairman of the Board received an additional $800 monthly.  Directors attending regular or special Board of Director meetings received $365.  Members attending a third committee meeting held at the same gathering were compensated at $50 per meeting for the additional meeting.  Committee members were compensated at $350 per meeting, other than the Audit Committee whose members received $650 per meeting.  Committee Chairmen were paid an additional $50.  Directors also receive stock option grants from time to time.

Director Compensation Table

Name	Fees	Stock Awards	Option Awards	Non-Equity Incentive Plan Com- pensation	Change in Pension Value and Non- qualified Def Comp Earnings	All Other Compen- sation	Total Compen- sation
M. Robert Ching	22,825	0	0	0	37,047	0	59,872
Eugene B. Even	34,305	0	0	0	0	0	34,305
John D. Lanam	33,440	0	0	0	0	0	33,440
Donald W. Leforce	37,245	0	0	0	29,983	0	67,228
Luther W. McLaughlin	28,784	0	0	0	0	0	28,784
Charles D. Mathews	33,720	0	0	0	0	0	33,720
Ellis L. Matthews	33,200	0	0	0	0	0	33,200
Robert L. Morgan	35,558	0	0	0	0	0	35,558
James S. Rickards	29,720	0	0	0	1,417	0	31,137
Gary B. Strauss	29.230	0	0	0	0	0	29,230
Hubert I. Townshend	28,730	0	0	0	1,187	0	29,917

Independent Accountants

The firm of Perry-Smith LLP served as certified independent public accountants for Community Valley Bancorp with respect to the year 2007, and Perry-Smith LLP has been appointed as Community Valley Bancorp’s certified independent public accountants for 2008.  Community Valley Bancorp’s board has determined the firm of Perry-Smith LLP to be fully independent of the operations of Community Valley Bancorp.

Aggregate fees billed by Perry-Smith LLP to Community Valley Bancorp for the year ended 2007 are as follows:

Audit fees	$119,000
Audit related fees	$0
Tax fees associated with consulting and return preparation	$33,175

The Audit Committee of Community Valley Bancorp has considered the provision of nonaudit services provided by Perry-Smith LLP to be compatible with maintaining the independence of Perry-Smith LLP.

Perry-Smith, LLP audited Community Valley Bancorp’s financial statements for the year ended December 31, 2007.  It is anticipated that a representative of Perry-Smith LLP will be present at the meeting and will be available to respond to appropriate questions from shareholders at the meeting.

Shareholder Proposals

Shareholder proposals to be submitted for presentation at the 2009 annual meeting of shareholders of Community Valley Bancorp must be received by Community Valley Bancorp no later than December 31, 2008.

Incorporation by Reference

To the extent that this proxy statement has been or will be specifically incorporated by reference into any filing by Community Valley Bancorp under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of the proxy statement entitled “Compensation Committee Report”, and “Audit Committee Report” shall not be deemed to be so incorporated unless specifically otherwise provided in any such filing.

Certain Transactions

Some of the directors and executive officers of Community Valley Bancorp and their immediate families, as well as the companies with which they are associated, are customers of, or have had banking transactions with, Butte Community Bank in the ordinary course of Butte Community Bank’s business, and Butte Community Bank expects to have banking transactions with such persons in the future.  In management’s opinion, all loans and commitments to lend in such transactions were made in compliance with applicable laws and on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with other persons of similar creditworthiness and in the opinion of management did not involve more than a normal risk of collectibility or present other unfavorable features.

Other Matters

Management does not know of any matters to be presented at the meeting other than those set forth above.  However, if other matters come before the meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented by the proxy in accordance with the recommendations of management on such matters, and discretionary authority to do so is included in the proxy.

Community Valley Bancorp

Dated: May 15, 2008	James S. Rickards, Secretary

It is very important that every shareholder vote.  We urge you to sign and return the enclosed proxy as promptly as possible, whether or not you plan to attend the meeting in person.  In order to facilitate the providing of adequate accommodations, please indicate on the proxy whether or not you expect to attend the meeting.

A copy of Community Valley Bancorp’s annual report to the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2007 is available without charge upon written request to Mr. John Coger at Community Valley Bancorp, 1360 East Lassen Avenue, Chico, California, 95973, or may be obtained from the Community Valley Bancorp’s Web site at www.communityvalleybancorp.com.

Community Valley Bancorp

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 19, 2008.

Vote by Internet

• Log on to the Internet and go to

   www.investorvote.com/CVLL

• Follow the steps outlined on the secured website.

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.    ☒

Annual Meeting Proxy Card	123456	C0123456789	12345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Election of Directors — The Board of Directors recommends a vote FOR all the nominees listed.

1. Election of thirteen (13) persons to be directors:

01 - M. Robert Ching, M.D.

02 - John F. Coger

03 - Eugene B. Even

04 - John D. Lanam

05 - Donald W. Leforce

06 - Charles J. Mathews

07 - Ellis L. Matthews

08 - Luther W. McLaughlin

09 - Robert L. Morgan, M.D.

10 - James S. Rickards

11 - Keith C. Robbins

12 - Gary B. Strauss, M.D.

13 - Hubert I. Townshend

☐	Mark here to vote FOR all nominees

☐	Mark here to WITHHOLD vote from all nominees

		01	02	03	04	05	06	07	08	09	10	11	12	13
☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐

2. Transaction of such other business as may properly come before the meeting and any adjournment or adjournments thereof.

B Non-Voting Items

Change of Address — Please print new address below.

Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.	☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please date this proxy and sign your name as it appears on your stock certificate. Executors, administrators, trustees, etc., should give their full title. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by an authorized person. All joint owners should sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Community Valley Bancorp

This proxy is solicited on behalf of the board of directors. The undersigned hereby appoints John F. Coger, Craig Larson and Gayle J. Lee, as proxyholders, with full power of substitution, to represent, vote and act with respect to all shares of common stock of Community Valley Bancorp which the undersigned would be entitled to vote at the meeting of shareholders to be held on June 19, 2008 at 6:00 p.m. at the Bancorp’s head office located at 2041 Forest Avenue, Chico, California or any adjournments thereof, with all the powers the undersigned would possess if personally present as stated on the reverse side.

The board of directors recommends a vote “FOR” each of the directors named on the reverse side. The proxy confers authority to vote and shall be voted in accordance with such recommendation unless a contrary instruction is indicated, in which case, the shares represented by the proxy will be voted in accordance with such instruction. If no instruction is specified with respect to a matter to be acted upon, the shares represented by the proxy will be voted in accordance with the recommendations of management. If any other business is presented at the meeting, this proxy confers authority to and shall be voted in accordance with the recommendations of management.

This proxy is solicited on behalf of the board of directors and may be revoked prior to its exercise by filing with the secretary of Community Valley Bancorp a duly executed proxy bearing a later date or an instrument revoking this proxy, or by attending the meeting and voting in person.

Please Sign and Date on the reverse side.